Exhibit 15.1

Accountant’s Acknowledgment

Board of Directors and Shareholders
PepsiCo, Inc.:

Re:          Registration Statement on Form S-3 filed with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 17, 2019, July 9, 2019 and October 3, 2019, related to our reviews of PepsiCo Inc. and Subsidiaries’ interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York
November 18, 2019